Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Inhibitex, Inc. for the registration of $100,000,000 of its common stock, preferred stock, debt securities, warrants, purchase rights and units, and to the incorporation by reference therein of our report dated March 26, 2010, with respect to the consolidated financial statements of Inhibitex, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
March 26, 2010